Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Global GP LLC (the “Company”) and Jeremy Langhorn (“Employee”).

WHEREAS, Employee’s employment with the Company has ended due to Employee’s resignation effective as of October 28, 2022 (the “Separation Date”);

WHEREAS, reference is made to that certain Employment Agreement between Employee and the Company made the 8th day of June 2022 and effective as of January 1, 2022 (the “Employment Agreement”);

WHEREAS, Employee and the Company wish for Employee to receive certain severance benefits as set forth in this Agreement, conditioned upon Employee’s entry into this Agreement in the time provided to do so and satisfaction of the terms herein; and

WHEREAS, the parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the parties hereby agree as follows:

1.             Separation from Employment.

(a)               Employee’s employment with the Company ended as of the Separation Date and, as of the Separation Date, Employee no longer had any further employment relationship with the Company or any other Company Party. As of the Separation Date, Employee resigned from all positions held with the Company and each other Company Party.

(b)               Employee is entitled to receive accelerated vesting of the 7,890 phantom units subject to time-based vesting (the “Time-Based Phantom Units”) granted to Employee pursuant to that certain Global Partners LP Long-Term Incentive Plan Phantom Unit Award Agreement, dated June 8, 2022, by and between the Company and Employee (the “Time-Based Award Agreement”), which Time-Based Phantom Units (including any amounts in respect of accrued distribution equivalent rights) shall be settled in cash (based on the closing price of a common unit of Global Partners LP on the last day of the Release Revocation Period (as defined below) or, if such day is not a trading day, on the immediately preceding trading day) on the first business day following the expiration of the Release Revocation Period in accordance with the terms and conditions of the Time-Based Award Agreement.

2.             Severance Benefits.

(a)               Provided that (i) Employee executes this Agreement on the Separation Date or within twenty-one (21) days thereafter and returns a copy of this Agreement signed by Employee to the Company, care of Amy Gould, Deputy General Counsel at agould@globalp.com so that it is received by Ms. Gould within twenty-one (21) days following the Separation Date, and (ii) Employee abides by each of his obligations herein, then:

(i)	The Company shall provide Employee: (x) a lump sum severance payment in an amount equal to $950,000, which represents 200% of Employee’s base salary as of the Separation Date, and (y) an additional payment of $476,000, which represents 200% of Employee’s target incentive amount under the STIP (as defined in the Employment Agreement) for the fiscal year in which the Separation Date occurred;

(ii)	For the portion, if any, of the eighteen- (18-) month period following the Separation Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Employee’s timely submission of applicable documentation as described herein, the Company shall promptly reimburse Employee on a monthly basis for the premium amount Employee pays to effect and continue such coverage (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Reimbursement Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. The Company may cease making such payments to the extent required to avoid any adverse consequences to Employee or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, and, to the extent such payments would not cause any such adverse consequences, the Company shall in lieu thereof provide to Employee (or Employee’s designated beneficiary or legal representative, if applicable) a taxable monthly payment in an amount equal to the monthly COBRA premium that the Company would otherwise be required to pay under this section for Employee’s COBRA coverage, which payment will continue until the end of the subsidized COBRA continuation period otherwise prescribed in this section. The existence and duration of Employee’s rights and/or the COBRA rights of any of Employee’s eligible dependents will be determined in accordance with Section 4980B of the Code (as defined below);

(iii)	The Company shall provide Employee with a lump sum payment in an amount equal to $100,000, which represents the amount approved by the compensation committee of the Company’s board of directors in respect of that certain Global Partners LP 2018 Long-Term Cash Incentive Plan Award Agreement, dated June 10, 2022, by and between the Company and Employee;

(iv)	The Company shall provide Employee with accelerated vesting of the 7,890 target phantom units subject to performance-based vesting (the “Performance-Based Phantom Units”) granted to Employee pursuant to that certain Global Partners LP Long-Term Incentive Plan Performance Phantom Unit Award Agreement, dated June 8, 2022, by and between the Company and Employee (the “Performance-Based Award Agreement”), which Performance-Based Phantom Units (including any amounts in respect of accrued distribution equivalent rights) shall be settled in cash (based on the closing price of a common unit of Global Partners LP on the last day of the Release Revocation Period or, if such day is not a trading day, on the immediately preceding trading day) on the first business day following the expiration of the Release Revocation Period in accordance with the terms and conditions of the Performance-Based Award Agreement; and

(v)	The Company shall provide Employee with continued payment of Employee’s base salary between the Separation Date and December 31, 2022, which shall be paid in equal installments in accordance with the Company’s normal payroll schedule.

The payments referenced in Section 2(a)(i) and (iii) above will be provided to Employee on the first business day following the expiration of the Release Revocation Period and the payments referenced in Section 2(a)(ii), (iv) and (v) will be provided to Employee at the time(s) described in the applicable subsection.

3.             Receipt of All Leaves and Compensation; Satisfaction of Notice Requirements.

(a)            Employee acknowledges and agrees that, as of the date he signs this Agreement, he has received all leaves (paid and unpaid) that he has been entitled to receive from each Company Party and that he has been paid all wages, bonuses, compensation and other sums that he is owed or has been owed by each Company Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangements. Employee expressly acknowledges and agrees that Employee is not eligible to receive any severance pay or benefits other than as set forth herein, and with the exception of any amounts that the Company may owe hereunder, the Company has fully and finally satisfied all payment obligations that it has had and that it may ever have to Employee.

(b)               Employee and the Company expressly acknowledge and agree that all notice requirements with respect to the end of Employee’s employment (including, for the avoidance of doubt, the notice requirements set forth in Section 7(g) of the Employment Agreement) are deemed to have been fully and finally satisfied.

4.            Employee’s Complete Release of Claims.

(a)            Employee hereby forever releases and discharges the Company, Global Partners LP, each of their predecessors, successors, subsidiaries, assigns or affiliated entities, along with each of the foregoing entities’ respective past, present, and future owners, affiliates, subsidiaries, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, fiduciaries, insurers and benefit plans and the trustees, administrators and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties” and each a “Company Party”) from, and Employee hereby waives, any and all claims, demands, liabilities and causes of action of any kind that Employee has or could have, whether known or unknown, whether statutory or common law or at law or in equity, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to his employment relationship with any Company Party, the termination of such employment relationship, his status as an equityholder in any Company Party, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee executed this Agreement, including (i) all claims arising under or for any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the National Labor Relations Act; (I) the Occupational Safety and Health Act; (J) the Family and Medical Leave Act of 1993; (K) the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (L) the Massachusetts Wage Act, the Massachusetts Fair Employment Practices Act, (M) any other local, state or federal anti-discrimination or anti-retaliation law; and (N) any other local, state or federal law, regulation or ordinance; (ii) all claims arising from or for any alleged violation of any public policy, contract, tort, or common law, including any claim for defamation, slander, libel, negligence, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; (iv) all claims, whether direct or derivative, arising from Employee’s status as a shareholder in any Company Party; and (v) any and all claims Employee may have arising under or arising as the result of any alleged breach of the Employment Agreement, or any contract, incentive compensation plan or agreement, or other equity-based compensation plan or agreement with any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by him through this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights or other governmental agency, or participating in (or cooperating with) any investigation or proceeding conducted by any governmental agency; however, Employee understands and agrees that, to the fullest extent permitted by law, he is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Party as a result of any governmental agency proceeding or subsequent legal actions. Nothing in this Agreement shall be construed to limit any disclosure to any governmental officials or agencies, including making disclosures that are protected under the whistleblower provisions of federal law or regulation.

(c)           Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency. Further, in no event shall the Released Claims include (i) any claim which arises after the date this Agreement is executed by Employee, (ii) any claim to enforce Employee’s rights under this Agreement, (iii) any claim for indemnification and/or coverage under any directors and officers liability insurance coverage; (iv) any claim to vested benefits that cannot be released pursuant to ERISA, or (v) any claim that cannot be released as a matter of law. Nothing herein releases Employee’s right to seek worker’s compensation or unemployment insurance benefits.

5.             Representations Regarding Claims. Employee represents, warrants and agrees that, as of the time that he executes this Agreement, he has not brought or joined any claims, appeals, complaints, charges or lawsuits against any Company Party in any court or before any government agency or arbitrator with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time that Employee signs this Agreement. Employee further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights he has asserted or may have against any of the Company Parties with respect to any Released Claim.

6.             Additional Acknowledgments. Employee acknowledges and agrees that:

(a)            Employee has carefully read this Agreement.

(b)           Employee has been given sufficient time (and at least 21 days) to review and consider this Agreement, and any changes to this Agreement (whether material or material) will not re-start the 21-day consideration period that Employee had to consider this Agreement.

(c)            Employee has been advised, and hereby is advised in writing, to seek legal counsel before signing this Agreement, and Employee represents that he has had adequate opportunity to do so.

(d)           Employee agrees and acknowledges that he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled.

(e)            Employee acknowledges that the severance pay and benefits set forth in Section 2 represent the entirety of the severance pay and benefits that he is eligible to receive, and he is not eligible for any further or other severance pay or benefits (including pursuant to Section 7 of the Employment Agreement or any Garden Leave Payment (as defined in the Employment Agreement)).

(f)            Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this document; and Employee is signing this Agreement knowingly, voluntarily and of his own free will, and understands and agrees to each of the terms of this Agreement.

(g)           No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

7.            Revocation Right. Notwithstanding the initial effectiveness of the release set forth herein, Employee may revoke the delivery (and therefore the effectiveness) of his release of claims set forth herein within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company care of Amy Gould, Deputy General Counsel at agould@globalp.com so that it is received by Ms. Gould no later than 11:59 p.m. Eastern Time, on the last day of the Release Revocation Period. In the event Employee exercises his revocation right as set forth herein, Employee will not be entitled to receive the consideration set forth in Section 2 above, the release of claims set forth in Section 4 above will be of no force or effect, and all other provisions of this Agreement shall remain in full force and effect.

8.            Continuing Covenants; No Non-Compete or Garden Leave Payment.

(a)               Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained confidential information, and Employee has continuing obligations to the Company and other Company Parties pursuant to Sections 7(k) (Non-disparagement) and 9 (Confidential Information) of the Employment Agreement and part (c) (Non-solicitation) of Annex I of the Employment Agreement (collectively, the “Restrictive Covenants”). In entering into this Agreement, Employee acknowledges the enforceability and continued effectiveness of the Restrictive Covenants and reaffirms his commitment to abide by their terms.

(b)               Employee and the Company expressly acknowledge and agree that: (i) upon and following the Separation Date, the non-competition restrictions set forth in part (a) of Annex I of the Employment Agreement shall be of no force or effect, and (ii) Employee has no right to receive the Garden Leave Payment, and the Company has no further potential obligations with respect to such payment.

9.             Post-Separation Assistance. Employee agrees to cooperate fully with the Company Parties regarding any matter, event, or issue relating to Employee’s employment with the Company, occurring during Employee’s employment with Company, or relating to Employee’s knowledge of the Company or its affiliates. Employee acknowledges and agrees that such cooperation shall include, without limitation, being available to meet with any of the Company Parties or their attorneys; preparing for, traveling to, attending, and participating in any proceeding; serving as a witness in connection with any litigation or other legal proceeding affecting any of the Company Parties; providing truthful affidavits, declarations, and testimony; and assisting with any audit, inspection, or other inquiry. In seeking Employee’s cooperation in conformance with this paragraph, the Company agrees to do so in a reasonable manner that avoids disruptions to Employee’s affairs that are unduly burdensome.

10.           No Waiver. No failure by any party at any time to give notice of any breach by the other parties of, or to require compliance with any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.          Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts, as applicable, in Suffolk County, Massachusetts.

12.           Interpretation. In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Sections refer to Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular subdivision unless expressly so limited; (d) references in any Section to any clause means such clause of such Section; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, restated or otherwise modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”. The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

13.          Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.         Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15.          Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.          Third-Party Beneficiaries; Assignment. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce and rely on such covenants, representations, and release as if a party hereto. The Company has the right to assign this Agreement, including to any successor, but Employee does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement.

17.          Return of Property. Employee promises that, as of the Separation Date (or such later date as the Company shall approve), Employee will have returned to the Company all property belonging to the Company and any other Company Party, including all computer files, client materials, electronically stored information and other materials provided to Employee by the Company or any of its affiliates in the course of Employee’s employment, and Employee further promises that Employee will not maintain a copy of any such materials in any form.

18.          Entire Agreement; Amendment. This Agreement (and (a) with respect to the Restrictive Covenants, the Employment Agreement, (b) with respect to the Time-Based Phantom Units, the Time-Based Award Agreement, and (c) with respect to the Performance-Based Phantom Units, the Performance-Based Award Agreement as modified by Section 2(a)(iv) hereof) constitutes the entire agreement of the parties hereto with regard to the subject matters hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and the Company with regard to the subject matter hereof; provided, however, this Agreement complements and is in addition to (and does not supersede or replace) any other obligation that Employee has to any Company Party with respect to non-disclosure or protection of information, return of property, non-disparagement, or non-solicitation (whether such obligation arises from contract, statute, common law, or otherwise). This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company.

19.         Further Assurances. Employee shall, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

20.         Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment hereunder shall each be treated as a separate payments. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement are exempt from or comply with the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below, effective for all purposes as provded above.

JEREMY LANGHORN

/s/ Jeremy Langhorn
Date: 10/28/22

GLOBAL GP LLC

By:	/s/ Sean T. Geary
Name: Sean T. Geary
Title: Chief Legal Officer
Date: 10/28/22

Signature Page to Separation Agreement and General Release of Claims